Exhibit 2.  Amendment to Articles of Incorporation.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION
Of HARVEST VALLEY VENTURES, INC.
(After Issuance of Stock)
Filed October 28, 1999

HARVEST VALLEY VENTURES, INC.

The undersigned, being the President and Secretary of Harvest Valley Ventures, Inc., a Wyoming corporation, hereby certify that a majority vote of the Board of Directors and majority vote of stockholders at a meeting held on October 20, 1999, it was agreed by unanimous vote that this certificate amending articles of incorporation be filed.

The undersigned further certifies that the original
Articles of Incorporation of Harvest Valley Ventures, Inc.
were filed with the Secretary of State of Wyoming on the
11th day of July, 1997.   The undersigned further
certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 11th Day of July, 1997, herein is amended to read as follows:

ARTICLE FOURTH

That the total number of shares to be issued by the Corporation is ONE HUNDRED MILLION (1,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

The undersigned hereby certifies that they have on this 20th day of October, 1999, executed this Certificate
Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Wyoming.


/s/ Daniel L. Hodges, President

/s/ Daniel L. Hodges, Secretary